Exhibit (g)(3)

AMENDED AND RESTATED INVESTMENT CONSULTANT AGREEMENT BETWEEN

FORUM CAPITAL ADVISORS, LLC AND

JANUS HENDERSON INVESTORS US LLC

THIS AMENDED AND RESTATED INVESTMENT CONSULTANT AGREEMENT (this “Agreement”) made as of the 23rd day of May 2022 by and between Forum Capital Advisors, LLC, a Delaware limited liability company with its principal office and place of business at 240 Saint Paul Street, Suite 400, Denver, CO 80206 (the “Adviser”) and Janus Henderson Investors US LLC formerly known as Janus Capital Management LLC, a Delaware limited liability company with its principal office and place of business at 151 Detroit Street Denver, CO 80206 United States (the “Investment Consultant”).

WHEREAS, the Adviser and the Investment Consultant are currently parties to an Investment Consultant Agreement dated April 26, 2021, as amended (the “Original Agreement”).

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety with this Agreement as of the date first written above.

WHEREAS, effective January 1, 2022, the Investment Consultant’s name was changed from “Janus Capital Management LLC” to “Janus Henderson Investors US LLC”.

WHEREAS, Adviser has entered into an Investment Management Agreement dated the 26th day of April, 2021 (“Investment Management Agreement”) with Forum CRE Income Fund, a Delaware statutory trust, with its principal office and place of business at c/o Forum Capital Advisors, LLC, 240 Saint Paul Street, Suite 400, Denver, CO 80206 (the “Fund”);

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), as a closed-end, management investment company and may issue its shares of beneficial interest;

WHEREAS, pursuant to the Investment Management Agreement, and subject to the direction and control of the Board of Trustees of the Fund (the “Board”), the Adviser acts as investment adviser for the Fund;

WHEREAS, it is intended that the Fund be a third-party beneficiary under this Agreement;

and

WHEREAS, Adviser desires to retain the Investment Consultant to act as an investment consultant to the Fund and to perform the services described herein for the Fund with respect to the total gross assets of the Fund that the Adviser allocated to the Investment Consultant and attributable to the investment advisory services provided by the Investment Consultant pursuant to this Agreement on or after the date of this Agreement as set forth above (“Allocated Assets”) and Investment Consultant is willing to provide such services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Adviser and the Investment Consultant hereby agree as follows:

SECTION 1. AMENDMENT AND RESTATEMENT

The Original Agreement is hereby amended and restated in its entirety in accordance with and pursuant to this Agreement.

SECTION 2. INVESTMENT CONSULTANT NAME CHANGE

References in the Agreement to “Janus Capital Management LLC” shall be deleted in their entirety and replaced with “Janus Henderson Investors US LLC.”

SECTION 3. APPOINTMENT; DELIVERY OF DOCUMENTS

(a)       The Adviser hereby appoints Investment Consultant, subject to the direction and control of the Board, to manage the investment and reinvestment of Allocated Assets to provide other services as specified herein. The Investment Consultant accepts this appointment and agrees to render its services for the compensation set forth herein.

(b)        In connection therewith, the Adviser has delivered to the Investment Consultant copies of (i) the Fund’s Agreement and Declaration of Trust and Bylaws, each as amended from time to time, (ii) the Fund’s Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act (the “Registration Statement”), (iii) the Fund’s current Confidential Private Placement Memorandum or Prospectus, as applicable, and Statements of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Offering Documents”), (iv) each plan of distribution or similar document adopted by the Fund under the 1940 Act and each current shareholder service plan or similar document adopted by the Fund; and (v) all policies and procedures adopted by the Fund (e.g., repurchase agreement procedures, Rule 17a-7 Procedures and Rule 17e-1 Procedures), and shall promptly furnish the Investment Consultant with all amendments of or supplements to the foregoing. The Adviser shall deliver to the Investment Consultant: (vi) a certified copy of the resolution of the Board, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) appointing the Adviser and the Investment Consultant and approving the Fund’s investment management agreement with the Adviser and this Agreement; (vii) a certified copy of the resolution of the Fund’s shareholder(s), if applicable, appointing the Adviser and the Investment Consultant; (viii) a copy of all proxy statements and related materials relating to the Fund; and (ix) a certified copy of the resolution from the Fund and the Adviser identifying the officers of the Adviser and/or the Fund; and (x) any other documents, materials or information that the Investment Consultant shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)       The Investment Consultant has delivered to the Adviser and the Fund (i) a copy of its Form ADV as most recently filed with the SEC and (ii) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”). The Investment Consultant shall promptly furnish the Adviser and Fund with all amendments of or supplements to the foregoing.

SECTION 4. DUTIES OF THE ADVISER

In order for the Investment Consultant to perform the services required by this Agreement, the Adviser shall (i) cause all service providers to the Fund to furnish information to the Investment Consultant and assist the Investment Consultant as may be required; (ii) ensure that the Investment Consultant has reasonable access to all records and documents maintained by the Fund, the Adviser or any service provider to the Fund; and (iii) deliver to the Investment Consultant all materials it provides to the Board in accordance with the Investment Management Agreement.

SECTION 5. DUTIES OF THE INVESTMENT CONSULTANT

(a)       The Investment Consultant will make recommendations for the investment and reinvestment of the Allocated Assets. Both parties acknowledge that the Investment Consultant will not have power to effect transactions on behalf of the Adviser or the Fund without the consent of the Adviser. The Investment Consultant will not have investment discretion or have custody or control with respect to the Adviser or the Fund. The Adviser acknowledges that Investment Consultant’s services to the Fund, including but not limited to its investment advice and recommendations, are non-discretionary. Without limiting the generality of the foregoing, the Investment Consultant shall, with respect to the Allocated Assets: (i) obtain and evaluate such information and advice relating to the economy, securities markets, and securities and other investments as it deems necessary or useful to discharge its duties hereunder; and (ii) make purchase and sale recommendations to the Adviser regarding the Allocated Assets in a manner consistent the prospectus or other applicable guidelines, including any authorizations required by the Fund’s Investment Committee;

(b)       With respect to any purchase and sale recommendations of Allocated Assets approved by the Adviser, the Investment Consultant may on behalf of the Fund:

(i)	purchase, sell, retain, exchange, convert, redeem or otherwise deal with any asset, or enter into any other investment-related transaction, including to select brokers and dealers for execution of transactions

(ii)	open, maintain and close accounts with broker-dealers, banks, clearing corporations and other persons, both domestic and foreign, which power shall include the authority to issue all instructions and authorizations to such persons regarding cash, securities and other property therein and to cause the Fund to pay, or authorize the payment and reimbursement of, brokerage commissions and other transaction costs;

(iii)	receive from brokerage firms and banks, confirmations, statements, and computerized transmissions regarding the Fund; and

(iv)	to take such other action, or to direct the Fund’s Custodian to take such other action, as may be necessary or desirable to carry out the purpose and intent of the foregoing.

(c)       All orders for the purchase and sale of securities and derivative instruments for the Fund shall be placed in such markets, through such brokers, dealers or other parties, at such prices and at such commission rates, as the case may be, as in the good faith judgment of the Investment Consultant is prudent; provided that such execution is consistent with this Agreement and any applicable securities laws. In selecting a broker, dealer or other party for any transaction or series of transactions, the Investment Consultant may consider a number of factors, including, for example, net price, reputation, financial strength and stability, efficiency of execution, block trading and block positioning capabilities, willingness to execute related or unrelated difficult transactions in the future, order of call and other matters ordinarily involved in the receipt of brokerage services generally. The Adviser understands and agrees that the Investment Consultant may effect securities transactions which cause the Fund to pay a commission in excess of the commission another broker would have charged, provided, however, that any such transaction is effected in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and the Investment Consultant determines in good faith that such amount of commission is reasonable in relation to the value of brokerage services provided by such broker, viewed in terms of either the specific transaction or the Investment Consultant’s overall responsibilities to the accounts for which the Investment Consultant exercises investment discretion. The Adviser acknowledges that research services received in connection with the transactions for the Fund may not be used for the Fund. Conversely, research services received in connection with transactions for other accounts of the Investment Consultant may be used for the Fund.

(d)       The Adviser agrees that the Investment Consultant may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Investment Consultant or its affiliates if, in the Investment Consultant’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund. The Adviser acknowledges that the Investment Consultant’s determination of such economic benefit to the Fund is based on an evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission or other transaction expenses and beneficial timing of transactions, or a combination of these and other like or unlike factors. When aggregate sales and purchase orders occur, the objective of the Investment Consultant (and any of its affiliates involved in such transactions) shall be to allocate the executions among the accounts managed by the Investment Consultant or its affiliates in a manner believed by the Investment Consultant or its affiliates to be fair and equitable for all accounts involved.

(e)       The Investment Consultant will report to the Board at each meeting thereof as reasonably requested by the Adviser or the Board all material changes in the Fund since the prior report, and will also keep the Board informed of important developments affecting the Fund and the Investment Consultant, and on its own initiative, or as reasonably requested by the Adviser or the Board, will furnish the Board from time to time with such information as the Investment Consultant may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Fund’s holdings, the industries in which they engage, the economic, social or political conditions prevailing in each country in which the Fund maintains investments, or otherwise. The Investment Consultant will also furnish the Board with such statistical and analytical information with respect to investments of the Fund as the Investment Consultant may believe appropriate or as the Adviser or the Board reasonably may request. In making purchases and sales of securities and other investment assets for the Fund, the Investment Consultant will comply with the directions and policies set from time to time by the Board as well as the limitations imposed by the Fund’s policies and procedures, the Registration Statement, the 1940 Act, the Securities Act, the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended, and other applicable laws. In making purchases and sales of securities and other investment assets for the Fund, the Investment Consultant is prohibited from consulting with other investment consultants or sub-advisers to the Fund. The Adviser will provide reasonable notice to the Investment Consultant of any material changes to the Fund’s policies and procedures applicable to the Fund and the Prospectus.

(f)       The Investment Consultant will from time to time employ or associate with such persons as the Investment Consultant believes to be particularly fitted to assist in the execution of the Investment Consultant’s duties hereunder, the cost of performance of such duties to be borne and paid by the Investment Consultant. No obligation may be incurred on the Fund’s or Adviser’s behalf in any such respect. The Adviser acknowledges receipt of the Form ADV, is cognizant of actual and/or potential conflicts of interest set forth therein, and consents to electronic delivery of Form ADV, account statements, and other communications required to be delivered under this Agreement.

(g)       The Investment Consultant will report to the Board all matters related to the Investment Consultant that are material to the Investment Consultant’s performance of this Agreement. On an annual basis, the Investment Consultant shall report on its compliance with its Code to the Adviser and to the Board. The Investment Consultant will notify the Adviser and the Fund of any change of control of the Investment Consultant and any changes in the key personnel who are either the portfolio manager(s) of the Allocated Assets or senior management of the Investment Consultant, in each case prior to or promptly after such change.

(h)       The Investment Consultant will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders with respect to the Allocated Assets as are required to be maintained by the Fund under the 1940 Act. The Investment Consultant shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Investment Consultant pursuant to this Agreement required to be prepared and maintained by the Investment Consultant or the Fund pursuant to applicable law. To the extent required by law, the books and records pertaining to the Allocated Assets, which are in possession of the Investment Consultant, shall be the property of the Fund. The Adviser and the Fund, or their respective representatives, shall have access to such books and records at all times during the Investment Consultant’s normal business hours. Upon the reasonable request of the Adviser or the Fund, copies of any such books and records shall be provided promptly by the Investment Consultant to the Adviser and the Fund, or their respective representatives.

(i)       The Investment Consultant will cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

(j)       The Investment Consultant will provide the Fund and the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Allocated Assets as the Fund and the Fund’s custodian and fund accountant may reasonably require, including but not limited to information required to be provided under the Fund’s Portfolio Securities Valuation Procedures; provided however the Investment Consultant is only assisting the Fund in its pricing responsibilities and shall not be deemed the pricing agent for the Fund.

(k)       The Investment Consultant shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period that the Adviser has not allocated any portion of the Fund’s assets to the Investment Consultant for management.

(l)       The Investment Consultant may effect transactions with respect to the Allocated Assets pursuant to Rules 17a-7 and 17e-1 of the 1940 if such transactions are effected in accordance with the Fund’s Rule 17a-7 Procedures and Rule 17e-1 Procedures.

SECTION 6. COMPENSATION; EXPENSES

In consideration of the foregoing, at the end of each calendar month, the Adviser shall designate a portion of the Advisory Fees (as defined in the Investment Management Agreement) payable to the Adviser by the Fund under the Investment Management Agreement as “Investment Consulting Fees.” Such Investment Consulting Fees shall be calculated and paid to the Investment Consultant by the Adviser based on the Allocated Assets of the Fund net of any leverage or borrowing, as further set forth in Appendix A attached hereto (the “Net Allocated Assets”). In connection with each monthly payment of the Investment Consulting Fee, the Adviser shall provide in writing the basis for the calculation of such Investment Consulting Fee. In the event that the Investment Consultant believes there has been an error in such calculation, the Investment Consultant shall promptly notify the Adviser of such belief and provide its view of the appropriate calculation in writing. In such event, the Adviser may either accept the Investment Consultant’s revised calculation or continue the discussion to resolve the disagreement as to the Investment Consulting Fee amount and calculation. Upon the termination of this Agreement with respect to the Fund, the Adviser shall pay to the Investment Consultant such compensation as shall be payable prior to the effective date of termination.

SECTION 7. STANDARD OF CARE; INDEMNIFICATION

(a)       The Adviser shall expect of the Investment Consultant, and the Investment Consultant will give the Adviser the benefit of, the Investment Consultant’s best judgment and efforts in rendering its services hereunder. The Investment Consultant shall not be liable hereunder to the Adviser or the Fund for any mistake of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken or in any event whatsoever with respect to the Fund or any of the Fund’s shareholders in the absence of bad faith, willful misfeasance or gross negligence in the performance of the Investment Consultant’s duties or obligations under this Agreement or by reason of the Investment Consultant’s reckless disregard of its duties and obligations under this Agreement.

(b)       The Investment Consultant shall not be liable to the Adviser or the Fund for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Investment Consultant by a duly authorized officer of the Adviser or the Fund; (ii) the advice of counsel to the Fund; and (iii) any written instruction or certified copy of any resolution of the Board.

(c)       The Investment Consultant shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Investment Consultant’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d)       The Investment Consultant agrees to indemnify and hold harmless the Adviser and the Fund from any against any loss, liability, cost, or expense (including, without limitation, reasonable attorneys’ fees and expenses and the Fund’s and the Adviser’s obligation to indemnify their respective personnel), in connection with any suit, claim, investigation, or other proceeding, before any court or administrative or investigative body which arise out of or are in connection with this Agreement, to the extent directly attributable to the Investment Consultant’s bad faith, fraud, willful misconduct, gross negligence, or criminal wrongdoing.

(e)       Except as and to the extent permitted by applicable law, each of the Fund and the Adviser shall jointly and severally indemnify and hold harmless the Investment Consultant from any against any loss, liability, cost, or expense (including, without limitation, reasonable attorneys’ fees and expenses and the Investment Consultant’s obligation to indemnify its personnel), in connection with any suit, claim, investigation, or other proceeding, before any court or administrative or investigative body which arise out of or are in connection with this Agreement, to the extent directly attributable to either of the Fund’s or the Adviser’s bad faith, fraud, willful misconduct, gross negligence, or criminal wrongdoing.

(f)       The parties hereto acknowledge and agree that the Fund is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Investment Consultant under this Agreement and as to the rights and privileges to which the Adviser is entitled pursuant to this Agreement, and that the Fund is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

SECTION 8. EFFECTIVENESS, DURATION AND TERMINATION

(a)       This Agreement shall become effective with respect to a Fund on the date first written above upon the approval of this Agreement by a majority of the Board, including a majority of the Fund’s Trustees who are not interested persons (as defined in the 1940 Act) and approved by a vote of a majority of the outstanding voting securities of the Fund, provided that the Investment Management Agreement between the Fund and the Adviser has also been so approved by a vote of a majority of the outstanding voting securities of the Fund.

(b)       This Agreement shall remain in effect with respect to the Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually

(i)       by the Board or by vote of a majority of the outstanding voting securities of the Fund, and in, either case, (ii) by a majority of the Fund’s Trustees who are not interested persons (as defined in the 1940 Act); provided further, however, that if the continuation of this Agreement is not approved as to the Fund, the Investment Consultant may continue to render to that Fund the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

(c)       This Agreement may be terminated by the Fund if the Board, in its reasonable discretion and having due regard to the protection of investors and to the effectuation of the policies declared in section 1(b) of the 1940 Act, find that the services being rendered by the Investment Consultant under this Agreement, fail in a material way to provide responsible management to the Fund as reasonably expected by an investment adviser, as defined in the Investment Advisers Act of 1940, as amended (the “Advisers Act”); provided that the Adviser shall have the opportunity, within ten (10) days of receipt of a written notice, to cure the failure that is the subject of such notice.

(d)       This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Board, by a vote of a majority of the outstanding voting securities of the Fund or by the Adviser on 60 days’ written notice to the Investment Consultant or (ii) by the Investment Consultant on 60 days’ written notice to the Fund. This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Investment Management Agreement.

SECTION 9. ACTIVITIES OF THE INVESTMENT CONSULTANT

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Investment Consultant’s right, or the right of any of the Investment Consultant’s partners, directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other entity.

SECTION 10. REPRESENTATIONS OF INVESTMENT CONSULTANT.

The Investment Consultant represents and warrants to the Adviser that:

(a)       It is either registered as an investment adviser under the Advisers Act (and will continue to be so registered for so long as this Agreement remains in effect) or exempt from registration under the Advisers Act;

(b)       It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c)       It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Investment Consultant in order to perform its services contemplated by this Agreement; and

(d)       It will promptly notify the Adviser and the Fund of the occurrence of any event that would disqualify the Investment Consultant from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation.

SECTION 11. REPRESENTATIONS OF ADVISER.

The Adviser represents and warrants to the Investment Consultant that:

(a)       It is either registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) (and will continue to be so registered for so long as this Agreement remains in effect) or exempt from registration under the Advisers Act;

(b)       It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c)       It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Investment Consultant in order to perform its services contemplated by this Agreement;

(d)       It will promptly notify the Investment Consultant of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation; and

(e)       The Fund is eligible to participate in initial public offerings because: (i) it is not subject to the prohibitions of FINRA Rule 5130 because it is an exempt entity as provided in FINRA Rule 5130(c), and (ii) it is not subject to the prohibitions of FINRA Rule 5131 because

(A)       it is an exempt entity as provided in FINRA Rule 5130(c) or (B) individuals covered by Rule 5131(b), for any one company, do not have more than a 25% beneficial interest in the aggregate in the Fund. The Adviser shall immediately notify the Adviser if these representations shall cease to be true.

SECTION 12. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Fund and the shareholders of the Fund shall not be personally liable for any obligations of the Fund under this Agreement, and the Investment Consultant agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which the Investment Consultant’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Fund or the shareholders of the Fund.

SECTION 13. MISCELLANEOUS

(a)       No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Fund in the manner set forth in Section 8(b) hereof.

(b)       Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c)       This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d)       This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e)       This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)       If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Adviser and the Investment Consultant and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g)       Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)       Notices, requests, instructions and communications received by the parties at their respective principal places of business, as indicated above, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i)       No affiliated person, employee, agent, director, partner, officer or manager of the Investment Consultant shall be liable at law or in equity for the Investment Consultant’s obligations under this Agreement.

(j)       The terms “vote of a majority of the outstanding voting securities,” “interested person,” “affiliated person,” “control” and “assignment” shall have the meanings ascribed thereto in the 1940 Act.

(k)       Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(l)       Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. The Investment Consultant hereby consents to the disclosure to third parties of investment results and other Fund data in connection with providing composite investment results and related information of the Investment Consultant. The Investment Consultant also consents to the disclosure of Fund data to the Fund’s other service providers so that those providers may perform the services they are contractually obligated to render to the Fund.

(m)       The Investment Consultant may from time to time make available without charge to the Adviser or the Fund any marks or symbols owned by the Investment Consultant (the “Mark”), including marks or symbols containing the Mark or any variation thereof, to use in the Fund’s Registration Statement and/or Fund sales literature. Any use of the Marks shall be subject to the direction and control of the Investment Consultant.

(n)       The Investment Consultant shall not use the name of the Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Fund prior thereto in writing; provided however, that the approval of the Fund shall not be required for the use of the Fund’s name which merely refers in accurate and factual terms to the Fund in connection with the Investment Consultant’s role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

(o)       The provisions of Sections 7, 8, 12, and 13 shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

FORUM CAPITAL ADVISORS LLC

By:	/s/ Michael Bell
Name:	Michael Bell
Title:	President

JANUS HENDERSON INVESTORS US LLC

By:	/s/ T. F. Meagher
Name:	T.F. Meagher
Title:	Head of NA Institutional Distribution

[Signature Page to Amended and Restated Investment Consultant Agreement]

Appendix A

Compensation to the Investment Consultant

The Adviser shall pay to the Investment Consultant, out of the Advisory Fee and as full compensation for all services rendered, an Investment Consulting Fee as set forth below. Such Investment Consulting Fee shall be calculated by applying the following annual rates to the monthly Net Allocated Assets of the Fund.

Fund Name	Investment Consulting Fee Rate
Forum CRE Income Fund	0.75% on the first $500,000,000 of Net Allocated Assets; and 0.60% on Net Allocated Assets between $500,000,001 and $1,000,000,000; and 0.50% on Net Allocated Assets above $1,000,000,001